As filed with the Securities and Exchange Commission on February 4, 2020

Registration No. 333-32244

Registration No. 333-62504

Registration No. 333-62506

Registration No. 333-118995

Registration No. 333-141314

Registration No. 333-159732

Registration No. 333-175263

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO.  333-32244

REGISTRATION STATEMENT NO.  333-62504

REGISTRATION STATEMENT NO.  333-62506

REGISTRATION STATEMENT NO.  333-118995

REGISTRATION STATEMENT NO.  333-141314

REGISTRATION STATEMENT NO.  333-159732

REGISTRATION STATEMENT NO.  333-175263

UNDER THE SECURITIES ACT OF 1933

LIBERTY PROPERTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	23-7768996
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Prologis, Inc.

Pier 1, Bay 1

San Francisco, California 94111

(Address and Zip Code of Principal Executive Office)

LIBERTY PROPERTY TRUST AMENDED AND RESTATED SHARE INCENTIVE PLAN

LIBERTY PROPERTY TRUST AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

LIBERTY PROPERTY TRUST 2001 EMPLOYEE STOCK PURCHASE PLAN

(Full titles of the plans)

Edward S. Nekritz, Secretary

Prologis, Inc.

1800 Wazee Street, Suite 500

Denver, Colorado 80202

(303) 567-5000

(Name, address, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) filed by Liberty Property Trust, a Maryland real estate investment trust (the “Company”), deregisters all common shares of beneficial interest of the Company, par value $0.001 per share (the “Common Shares”), that remain unsold under the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement on Form S-8 (No. 333-32244), which was filed with the Commission on March 13, 2000, pertaining to the registration of 2,466,465 Common Shares issuable under the Liberty Property Trust Amended and Restated Share Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-62504), which was filed with the Commission on June 7, 2001, pertaining to the registration of 3,426,256 Common Shares issuable under the Liberty Property Trust Amended and Restated Share Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-62506), which was filed with the Commission on June 7, 2001, pertaining to the registration of 750,000 Common Shares issuable under the Liberty Property Trust 2001 Employee Stock Purchase Plan.

•                  Registration Statement on Form S-8 (No. 333-118995), which was filed with the Commission on September 15, 2004, pertaining to the registration of 1,500,000 Common Shares issuable under the Liberty Property Trust Amended and Restated Share Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-141314), which was filed with the Commission on March 15, 2007, pertaining to the registration of 1,400,000 Common Shares issuable under the Liberty Property Trust Amended and Restated Share Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-159732), which was filed with the Commission on June 4, 2009, pertaining to the registration of 8,300,000 Common Shares issuable under the Liberty Property Trust Amended and Restated Share Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-175263), which was filed with the Commission on June 30, 2011, pertaining to the registration of 750,000 Common Shares issuable under the Liberty Property Trust Amended and Restated Employee Stock Purchase Plan.

Effective on February 3, 2020, pursuant to the Agreement and Plan of Merger, dated as of October 27, 2019 (the “Merger Agreement”), by and among the Company, Liberty Property Limited Partnership, a Pennsylvania limited partnership (“Company OP”), Leaf Holdco Property Trust, a Maryland real estate investment trust and wholly owned subsidiary of the Company (“New Liberty Holdco”), Prologis, Inc., a Maryland corporation (“Prologis”), Lambda REIT Acquisition LLC, a Maryland limited liability company and wholly owned subsidiary of Prologis (“Prologis Merger Sub”), Prologis, L.P., a Delaware limited partnership (“Prologis OP”), and Lambda Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of Prologis OP (“Prologis OP Merger Sub”), a wholly owned subsidiary of New Liberty Holdco merged with and into the Company (the “Company Merger”), with the Company continuing as the surviving entity and as an indirect wholly owned subsidiary of New Liberty Holdco.  Effective February 4, 2020, New Liberty Holdco merged with and into Prologis Merger Sub (the “Topco Merger” and together with the Company Merger, the “Company Mergers”), with Prologis Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Prologis; immediately after the Topco Merger, Prologis Merger Sub caused all of the outstanding equity interests in the Company to be contributed to Prologis OP in exchange for the issuance by Prologis OP of the partnership interests in Prologis OP to other subsidiaries of Prologis; and thereafter, Prologis Merger Sub merged with and into Company OP, with Company OP continuing as the surviving entity and a wholly owned subsidiary of Prologis OP (the “Partnership Merger” and together with the Company Merger and the Topco Merger, the “Mergers”).

In connection with the completion of the Mergers and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under each of the Registration Statements. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 4th day of February, 2020.

Liberty Property Trust

By:	/s/ Michael T. Blair
	Name:	Michael T. Blair
	Title:	Managing Director, Deputy General Counsel

*                                         Pursuant to Rule 478 under Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.